EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the P.F. Chang’s China Bistro, Inc. 2006 Equity Incentive Plan of our reports dated February 13, 2006, with respect to the consolidated financial statements of P.F. Chang’s China Bistro, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2006, P.F. Chang’s China Bistro, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of P.F. Chang’s China Bistro, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix Arizona
May 15, 2006